EXHIBIT 10.2

FORM OF STOCKHOLDER GUARANTY

This Guaranty dated as of [__________], whereby NYER MEDICAL GROUP, with an address of 13 Water Street, Holliston, Massachusetts 01746 (the “Guarantor”), hereby guarantees to Massachusetts CVS Pharmacy, L.L.C., a Massachusetts limited liability company(“Buyer”), the full and prompt payment and punctual performance by D.A.W., Inc., d/b/a Eaton Apothecary #2050, a Massachusetts corporation (“Seller”) of any and all obligations of and payments by Seller arising under that certain Asset Purchase and Sale Agreement (the “Purchase Agreement”) dated as of December 9, 2008, between Buyer and Seller.

The liability of Guarantor hereunder shall not be conditioned or contingent upon pursuit by Buyer of any remedies it may have against Seller with respect to the Purchase Agreement.  No exercise or nonexercise by Buyer of any right given to it hereunder or under the Purchase Agreement, and no change, impairment or suspension of any right or remedy of Buyer hereunder or thereunder, shall in any way affect Guarantor’s obligations hereunder.  Any one or more successive and/or concurrent actions may be brought hereon against Guarantor, either in the same action, if any, brought against Seller, or in separate actions, as often as Buyer may deem advisable.

This Guaranty may be amended, modified, superseded or canceled and any of the terms or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by or on behalf of the party waiving compliance.  The failure of any party at any time to require performance of any provision of this Guaranty will in no manner affect the right of that party at a later time to enforce that provision.  No waiver by any party of any term or condition contained in this Guaranty, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of that or any other term or condition set forth in this Guaranty.

Guarantor, regardless of the time, order or place of signing, hereby acknowledges the receipt and adequacy of value for this agreement, waives presentment, demand, notice, protest, and all other demands and/or notices in connection with the delivery, acceptance, performance, default or enforcement hereunder and under the Purchase Agreement; assents to any renewals, extensions or postponements or any other indulgences by Buyer with respect to Seller; assents to any substitution, exchange or release of Seller in connection with the Purchase Agreement; and waives any and all suretyship defenses and defenses in the nature thereof.  This agreement shall be governed as to construction, interpretation, validity, enforcement and in all other respects, by the laws of the State of applicable to contracts made and to be performed in such State without resort to its conflicts of laws rules.

Guarantor will not assign any of its obligations under this Guaranty without the prior written consent of Buyer.  Any unauthorized assignment will be void.

This Guaranty shall bind and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Guaranty as of the date first above written.

GUARANTOR:

NYER MEDICAL GROUP

NAME: Mark A. Dumouchel
TITLE: President & CEO